Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
(858) 550-7584	(310) 691-7100

Ligand Reports Second Quarter Financial Results

Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (August 1, 2013) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the second quarter and six months ended June 30, 2013, and provided an operating forecast and program updates.

“We have had a very strong first half in 2013, and the coming quarters look promising as we anticipate further growth in royalty revenue, potential approvals for a new royalty-bearing drug and label expansions, NDA filings for partnered products and completing our first full year of operational profitability,” commented John Higgins, President and Chief Executive Officer of Ligand. “We are proud of the important preclinical, clinical, regulatory and business development accomplishments made by Ligand and our partners since the close of the first quarter.  Our solid operational execution and financial performance is facilitating our transition to a growth company with strong earnings potential.”

Highlights for the second quarter of 2013 include total revenues of $9.6 million. Non-GAAP net income from continuing operations was $1.4 million, or $0.07 per diluted share. Net income was $6.1 million, or $0.30 per diluted share. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Non-GAAP Financial Measures.”

Second Quarter Financial Results

Total revenues from continuing operations for the second quarter of 2013 increased by 67% to $9.6 million as compared with $5.7 million for the same period in 2012. Royalty revenues were $4.9 million as compared with $3.0 million for the same period in 2012, primarily due to higher royalties from Promacta® and new royalties from Kyprolis®. Material sales increased to $4.0 million from $1.7 million for the same period in 2012, due to timing of customer purchases of Captisol.

Cost of goods sold was $1.2 million for the second quarter of 2013, compared with $0.4 million for the second quarter of 2012, with the increase primarily due to higher material sales. Other operating costs and expenses from continuing operations in the second quarter of 2013 were $6.9 million, compared with $7.1 million in the second quarter of 2012. Research and development expenses decreased $0.8 million, primarily due to lower spending on internal development programs, and general and administrative expenses increased $0.4 million, primarily due to higher non-cash stock-based compensation expense. In the second quarter of 2013, Ligand recorded a non-cash impairment of $0.5 million for the write-off of in-process research and development.

Net income for the second quarter of 2013 was $6.1 million, or $0.30 per diluted share, compared with a net loss for the second quarter of 2012 of $2.5 million, or $(0.13) per share. Non-GAAP net income for the second quarter of

2013 was $3.8 million, or $0.19 per diluted share, compared with a non-GAAP net loss for the second quarter of 2012 of $1.1 million, or $(0.06) per share. Income from continuing operations for the second quarter of 2013 was $3.7 million, or $0.18 per diluted share, compared with a net loss from continuing operations for the second quarter of 2013 of $4.3 million, or $(0.22) per share. Non-GAAP net income from continuing operations for the second quarter of 2013 was $1.4 million, or $0.07 per diluted share, compared with a non-GAAP net loss from continuing operations for the second quarter of 2012 of $2.9 million, or $(0.15) per share.

As of June 30, 2013, Ligand had cash, cash equivalents, short-term investments and restricted investments of $10.1 million. During the second quarter of 2013, Ligand paid down $3.2 million in debt and paid $3.5 million for commercial license rights acquired from Selexis SA.

Year-to-Date Results
Total revenues for the six months ended June 30, 2013 increased 87% to $21.2 million as compared with $11.4 million for the first six months of 2012. Royalty revenues for the six months ended were $10.7 million as compared with $6.0 million for the same period in 2012, primarily due to higher royalties from Promacta and new royalties from Kyprolis. Material sales increased to $5.5 million from $2.3 million for the same period in 2012 due to timing of customer purchases of Captisol.

Cost of goods sold was $1.9 million for the first six months of 2013, compared with $0.6 million for the first six months of 2012. Other operating costs and expenses for the first six months of 2013 were $13.9 million, compared with $13.4 million for the first six months of 2012.

Net income for the first six months of 2013 was $7.6 million, or $0.37 per diluted share, compared with a net loss for the first six months of 2012 of $1.4 million, or $(0.07) per share. Non-GAAP net income for the first six months of 2013 was $7.2 million, or $0.35 per diluted share, compared with a non-GAAP net loss for the first six months of 2012 of $0.5 million, or $(0.03) per share.

2013 Financial Forecast

Affirming its previous full-year 2013 financial forecast, the Company expects total revenues to be between $43.0 million and $46.0 million, and non-GAAP earnings per diluted share to be between $0.47 and $0.51. For the third quarter of 2013, Ligand expects revenues to be between $10 million and $11 million, cost of goods sold to be approximately $2.5 million, and non-GAAP earnings per diluted share to be between $0.04 and $0.06. Earnings per diluted share guidance does not include the effects of any increase or decrease in contingent liabilities.

Second Quarter and Recent Business Highlights

Partnered Program Updates

•
Ligand partner GlaxoSmithKline (GSK) announced that the European Medicines Agency's Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion recommending marketing authorization for REVOLADE™ (eltrombopag) as a treatment for low platelet counts (thrombocytopenia) in adult patients with chronic hepatitis C infection, where the degree of thrombocytopenia is the main factor preventing the initiation or limiting the ability to maintain optimal interferon-based therapy. The FDA approved Promacta (eltrombopag) for the treatment of thrombocytopenia in patients with chronic hepatitis C infection in November 2012. In addition, in June, the National Institute for Health and Care Excellence (NICE) published a Final Appraisal Determination (FAD), recommending REVOLADE for the treatment of adults with chronic immune idiopathic thrombocytopenic purpura (cITP) in the United Kingdom.

•	Clinical data demonstrating efficacy of Promacta for the treatment of MDS/AML and aplastic anemia were presented at the 18th Congress of the European Hematology Association.

•
Ligand partner Pfizer presented positive clinical data on bazedoxifene/conjugate estrogens at the Endocrine Society's 95th Annual Meeting. Bazedoxifene/conjugate estrogens is a potential new medicine for non-hysterectomized women for the treatment of moderate-to-severe vasomotor symptoms and vulvar and vaginal atrophy associated with menopause, as well as the prevention of postmenopausal osteoporosis. The FDA Prescription Drug User Fee Act (PDUFA) date for this product is October 3, 2013.

•
Ligand partner Rib-X announced the initiation of a Phase 3 clinical trial of the Captisol-enabled intravenous (IV) formulation of delafloxacin for the first-line treatment of acute bacterial skin and skin structure infections (ABSSSI), including infections caused by MRSA. Under the terms of a license and supply agreement, Ligand earned a $0.5 million milestone payment.

•	The Medicines Company and Ligand have mutually agreed to terminate the license agreement for Captisol-enabled IV clopidogrel. All rights to the compound will be returned to Ligand.

•	Ligand has licensed Captisol to Merck for use with Merck's IV formulation of the antifungal agent posaconazole (NOXAFIL®).

Internal Program Progress

•
The FDA granted orphan-drug designation for Ligand's proprietary Captisol-enabled Topiramate Injection for the treatment of partial onset or primary generalized tonic-clonic seizures in hospitalized epilepsy patients who are unable to take oral topiramate.

•
Ligand presented data on its glucagon program at the 73rd Scientific Sessions of the American Diabetes Association in Chicago. Results from preclinical studies of Ligand's novel compound, LGD-6972, demonstrated significant glucose-lowering activity in an animal model of type 1 diabetes. Previous studies of LGD-6972 demonstrated its utility in type 2 diabetes.

New Fully-Funded Shots-on-Goal

•
Ligand signed a global license agreement with Azure Biotech for the development of a novel formulation of lasofoxifene targeting an underserved market in women's health. Under the terms of the agreement, Ligand is entitled to receive $2.7 million in potential development and regulatory milestones and a 5% royalty on future net sales.

•
Ligand signed a license agreement with Ethicor Pharma Ltd. for the manufacture and distribution of the oral formulation of lasofoxifene in the European Economic Area, Switzerland and the Indian Subcontinent. Under the terms of the agreement, Ligand is entitled to receive potential sales milestones and a double-digit royalty on future net sales.

•
Ligand acquired financial rights to potential future milestones and royalties for more than 15 biologic development programs from Selexis SA. Ligand paid $3.6 million, inclusive of acquisition costs, and will pay $1 million on the first anniversary of the closing date. Each acquired program is fully funded by a development partner.

Non-GAAP Financial Measures

The adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures discussed above (and in the tables below) for the three and six months ended June 30, 2013 and 2012 exclude expenses related to the increase or decrease in liability for contingent liabilities and write-off of in-process research and development.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. Ligand uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until August 31, 2013 at 9:00 a.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 417677. Individual investors can access the Webcast at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals, Merck, Pfizer, Baxter International, Bristol-Myers Squibb, Lundbeck Inc., Eli Lilly & Co. and Spectrum Pharmaceuticals. Please visit www.captisol.com for more information on Captisol or www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments may not be received. We and our partners may not be able to timely or successfully advance any product(s) in Ligand's internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for the third quarter of 2013 or beyond, that Ligand will deliver strong cash flow over the long-term, that Ligand's 2013 revenues will be at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that our partners will not terminate any of our agreements or development or commercialization of any of the products. Further, Ligand may not generate its expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

###

LIGAND PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Royalties	$4,916	$2,983	$10,742	$6,043
Material sales	3,993	1,665	5,532	2,332
Collaborative research and development and other revenues	671	1,094	4,957	3,003
Total revenues	9,580	5,742	21,231	11,378
Operating costs and expenses:
Cost of goods sold	1,214	435	1,877	590
Research and development	2,022	2,850	4,487	5,668
General and administrative	4,306	3,858	8,808	7,273
Lease exit and termination costs	44	414	132	501
Write-off of in-process research and development	480	—	480	—
Total operating costs and expenses	8,066	7,557	15,784	14,032
Gain (loss) from operations	1,514	(1,815)	5,447	(2,654)
Other expense, net	(451)	(760)	(1,173)	(1,207)
Decrease (increase) in contingent liabilities	2,741	(1,415)	900	(902)
Income tax expense	(110)	(338)	(176)	(303)
Income (loss) from continuing operations	3,694	(4,328)	4,998	(5,066)
Income from discontinued operations, net of taxes	2,397	1,799	2,588	3,670
Net income (loss)	$6,091	$(2,529)	$7,586	$(1,396)
Basic per share amounts:
Income (loss) from continuing operations	$0.18	$(0.22)	$0.25	$(0.26)
Discontinued operations	0.12	0.09	0.13	0.19
Net income (loss)	$0.30	$(0.13)	$0.38	$(0.07)
Diluted per share: amounts:
Income (loss) from continuing operations	$0.18	$(0.22)	$0.24	$(0.26)
Discontinued operations	0.12	0.09	0.13	0.19
Net income (loss)	$0.30	$(0.13)	$0.37	$(0.07)

Weighted average number of common shares-basic	20,258,618	19,749,266	20,223,634	19,728,852
Weighted average number of common shares-diluted	20,427,360	19,749,266	20,277,763	19,728,852

LIGAND PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2013	December 31, 2012
Assets	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$5,923	$12,381
Accounts receivable	699	4,589
Inventory	2,265	1,697
Other current assets	1,211	829
Current portion of co-promote termination asset	4,472	4,327
Total current assets	14,570	23,823

Restricted cash and investments	4,162	2,767
Property and equipment, net	804	788
Goodwill and other identifiable intangible assets	66,483	68,150
Commercial license rights	4,571	—
Long-term portion of co-promote termination asset	8,579	8,207
Other assets	402	525
Total Assets	$99,571	$104,260

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$14,499	$16,277
Current portion of co-promote termination liability	4,472	4,327
Current portion of note payable	13,600	14,835
Total current liabilities	32,571	35,439

Long-term portion of co-promote termination liability	8,579	8,207
Long-term portion of deferred revenue	2,085	2,369
Long-term debt	1,970	13,443
Other long-term liabilities	15,098	18,317
Total liabilities	60,303	77,775
Stockholders' equity	39,268	26,485
Total liabilities and stockholders' deficit	$99,571	$104,260

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(in thousands, except share data)

	Three Months Ended June 30, 2013
	GAAP	Contingent Liabilities Adjustment	Write-off in-process research and development	NON-GAAP
	(unaudited)

Gain from operations	$1,514	$—	$480	$1,994
Other expense, net	(451)	—	—	(451)
Increase in contingent liabilities	2,741	(2,741)	—	—
Income tax expense	(110)	—	—	(110)
Income from continuing operations	3,694	(2,741)	480	1,433
Income from discontinued operations, net of taxes	2,397	—	—	2,397
Net income	$6,091	$(2,741)	$480	$3,830
Basic per share amounts:
Income from continuing operations	$0.18	$(0.14)	$0.02	$0.07
Discontinued operations	0.12	—	—	0.12
Net income	$0.30	$(0.14)	$0.02	$0.19

Diluted per share amounts:
Income from continuing operations	$0.18	$(0.13)	$0.02	$0.07
Discontinued operations	0.12	—	—	0.12
Net income	$0.30	$(0.13)	$0.02	$0.19

Weighted average number of common shares-basic	20,258,618	20,258,618	20,258,618	20,258,618
Weighted average number of common shares-diluted	20,427,360	20,427,360	20,427,360	20,427,359

	Three Months Ended June 30, 2012
	GAAP	Contingent Liabilities Adjustment	Write-off in-process research and development	NON-GAAP

Loss from operations	$(1,815)	$—	$—	$(1,815)
Other expense, net	(760)	—	—	(760)
Increase in contingent liabilities	(1,415)	1,415	—	—
Income tax expense	(338)	—	—	(338)
(Loss) income from continuing operations	(4,328)	1,415	—	(2,913)
Income from discontinued operations, net of taxes	1,799	—	—	1,799
Net (loss) income	$(2,529)	$1,415	$—	$(1,114)
Basic and diluted per share amounts:
(Loss) income from continuing operations	$(0.22)	$0.07	$—	$(0.15)
Discontinued operations	0.09	—	—	0.09
Net (loss) income	$(0.13)	$0.07	$—	$(0.06)

Weighted average number of common shares-basic	19,749,266	19,749,266	19,749,266	19,749,266
Weighted average number of common shares-diluted	19,749,266	19,749,266	19,749,266	19,749,266

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(in thousands, except share data)

	Six Months Ended June 30, 2013
	GAAP	Contingent Liabilities Adjustment	Write-off in-process research and development	NON-GAAP
	(unaudited)
Gain from operations	$5,447	$—	$480	$5,927
Other expense, net	(1,173)	—	—	(1,173)
Increase in contingent liabilities	900	(900)	—	—
Income tax expense	(176)	—	—	(176)
Income from continuing operations	4,998	(900)	480	4,578
Income from discontinued operations, net of taxes	2,588	—	—	2,588
Net income	$7,586	$(900)	$480	$7,166
Basic per share amounts:
Income (loss) from continuing operations	$0.25	$(0.04)	$0.02	$0.22
Discontinued operations	0.13	—	—	0.13
Net income (loss)	$0.38	$(0.04)	$0.02	$0.35

Diluted per share amounts:
Income (loss) from continuing operations	$0.24	$(0.04)	$0.02	$0.22
Discontinued operations	0.13	—	—	0.13
Net income (loss)	$0.37	$(0.04)	$0.02	$0.35

Weighted average number of common shares-basic	20,223,634	20,223,634	20,223,634	20,223,634
Weighted average number of common shares-diluted	20,277,763	20,277,763	20,277,763	20,277,763

	Six Months Ended June 30, 2012
	GAAP	Contingent Liabilities Adjustment	Write-off in-process research and development	NON-GAAP

Loss from operations	$(2,654)	—	—	$(2,654)
Other expense, net	(1,207)	—	—	(1,207)
Increase in contingent liabilities	(902)	902	—	—
Income tax benefit	(303)	—	—	(303)
(Loss) income from continuing operations	(5,066)	902	—	(4,164)
Income from discontinued operations, net of taxes	3,670	—	—	3,670
Net (loss) income	$(1,396)	$902	$—	$(494)
Basic and diluted per share amounts:
(Loss) income from continuing operations	$(0.26)	$0.05	$—	$(0.21)
Discontinued operations	0.19	—	—	0.19
Net (loss) income	$(0.07)	$0.05	$—	$(0.03)

Weighted average number of common shares-basic	19,728,852	19,728,852	19,728,852	19,728,852
Weighted average number of common shares-diluted	19,728,852	19,728,852	19,728,852	19,728,852